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                                                                    EXHIBIT 99.1



MICROISLET INC. ENTERS INTO $12 MILLION COMMON STOCK PURCHASE AGREEMENT WITH FUSION CAPITAL


San Diego, CA, April 2, 2003 /PRNewswire-FirstCall via COMTEX/ -- MicroIslet, Inc. (OTC Bulletin Board: MIIS), a biotechnology company focused on developing cell transplantation therapies for people with insulin-dependent diabetes, announced today that it has entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago based institutional investor. Under the agreement Fusion Capital will buy up to $12 million of MicroIslet's common stock over a period of time up to 30 months, subject to MicroIslet's right to extend the agreement for six months. MicroIslet has the right to control the timing and the amount of stock sold to Fusion Capital with the purchase price based upon the market price of the Company's common stock at the time of sale.

Under the common stock purchase agreement, funding of the $12 million will occur from time to time after the Securities & Exchange Commission has declared effective a registration statement covering the shares of common stock to be purchased by Fusion Capital. A more detailed description of the transaction will be available in a Report on Form 8-K to be filed with the Securities and Exchange Commission.

MicroIslet plans to use these funds for research and development and general working capital needs, including the development of near-term efficacy data from the Company's trials in animal models. "This capital commitment demonstrates significant confidence in the future of MicroIslet, and its current management team," commented Haro Hartounian Ph.D., president of MicroIslet Inc. "This financing gives us tremendous flexibility in expanding our preclinical programs," Dr. Hartounian added. "Further, we are excited about working with Fusion Capital; as we expect Fusion to be a valuable and long-term financial and business resource."

Jonathan Cope of Fusion Capital stated, "We are extremely impressed by MicroIslet's management team and its ability to rapidly expand its proprietary technologies into a large addressable market such as insulin-dependant diabetes. We believe the Company has a strong position in cell transplantation. We are excited to enter into this long-term relationship with MicroIslet."


ABOUT MICROISLET
MicroIslet is a biotechnology company engaged in the research, development, and commercialization of patented technologies in the field of transplantation therapy for people with insulin-dependent diabetes. MicroIslet's patented islet transplantation technology, exclusively licensed from Duke University, includes methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet is working to develop and commercialize a first product, called MicroIslet-PTM, a microencapsulated porcine islet cell suspension that will be used for transplantation in patients with insulin-dependent diabetes. Additional information about MicroIslet can be found at www.microislet.com.

ABOUT FUSION CAPITAL
Fusion Capital Fund II, LLC is a broad based investment fund, based in Chicago, Illinois. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital.

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Except for the historical information contained herein, the matters set forth in this press release, including the expectation of development of new therapeutic products, and the impact of MicroIslet's products on diabetes patients, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties inherent in medical treatment discovery, development and commercialization, the risks and uncertainties associated with MicroIslet's early stage xenotransplantation technologies, the risks and uncertainties of governmental approvals and regulation, MicroIslet's need to raise substantial additional capital to execute its business plan, the risks that MicroIslet's competitors will develop or market technologies or products that are more effective or commercially attractive than MicroIslet's products, and other risks detailed from time to time in MicroIslet's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. MicroIslet disclaims any intent or obligation to update these forward-looking statements.


Contact:  William Kachioff, Vice President, Finance and Chief Financial Officer
Telephone:  (858) 657-0287; e-mail:  wkachioff@microislet.com.